EXHIBIT 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 14th day of March 2023 (the “Effective Date”), by and between Carbon-Ion Energy, Inc., a Delaware corporation with offices at One World Trade Center, 85th Floor, New York, NY 10007 (the “Corporation”), and ——--Adrian Jones, an individual residing at The Old Cottage, Winterbourne, Newbury, RG20 8BB, England (the “Executive”), under the following circumstances:

RECITALS:

A. The Corporation desires to secure the services of the Executive upon the terms and conditions hereinafter set forth;

B. The Executive desires to render services to the Corporation upon the terms and conditions hereinafter set forth; and

C. The Corporation and the Executive desire for this Agreement to constitute and embody their full and complete understanding and agreement with respect to the Executive’s employment by the Corporation.

NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. The Corporation hereby employs the Executive, and the Executive hereby accepts employment as an executive officer of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. Duties. The Executive shall serve as the Chief Finance Officer of the Corporation, with such duties, responsibilities, and authority as are commensurate and consistent with his position, and such other duties, responsibilities and authority as may be, from time to time, reasonably assigned to him by the Board of Directors (the “Board”) or Chairman of the Board of the Corporation. In this capacity the Executive shall be responsible to lead and manage all of the operations of the Corporation.

During the Term (as defined herein), the Executive shall report directly to the Board of the Corporation. The Executive shall obey the lawful directions of the Board to whom the Executive reports and shall use his diligent efforts to promote the interests of the Corporation and to maintain and promote the reputation thereof.

3. Term of Employment. The term of this Agreement shall commence upon the Effective Date and shall continue for two (2) years (the “Initial Term”) from such date and shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than six (6) months prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

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4. Compensation of Executive.

(a) The Corporation shall pay the Executive as compensation for his services hereunder, in equal monthly installments during the Term, the sum of $180,000 per annum (as in effect from time to time, the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it, but has no right to decrease the Base Salary.

(b) In addition to the Base Salary set forth in Section 4(a) above, the Executive shall be entitled to receive an annual cash bonus (“Annual Bonus”) in an amount set at the discretion of the Compensation Committee of the Board (the “Compensation Committee”) if the Corporation meets or exceeds criteria adopted by the Compensation Committee of the Board (the “Compensation Committee”) for earning bonuses, which criteria shall be adopted by the Compensation Committee annually after consultation with the Executive and which criteria must be reasonably likely to be attainable. Annual Bonuses shall be paid by the Corporation to the Executive promptly after the year end, it being understood that the Compensation Committee’s determinations concerning attainment of any financial targets associated with any bonus determination shall not be determined until following the completion of the Corporation’s annual audit, if any, but in no event later than April 15th of the year following the year for which it is being paid (and if the Executive was employed as of last day of the calendar year to which such Annual Bonus relates, then the Executive shall be entitled to the Annual Bonus for such year, even if he is not employed by the Corporation on the date the Annual Bonus is paid for such last year). The Compensation Committee may provide for lesser or greater percentage Annual Bonus payments for Executive upon achievement of partial or additional criteria established or determined by the Compensation Committee from time to time. For the avoidance of doubt, if Executive is employed upon expiration of the Term of this Agreement, he shall be entitled to the Annual Bonus for such last year on a pro-rata basis through the last date of employment, even if he is not employed by the Corporation on the date the Annual Bonus is paid for such last year. In his sole discretion and subject to applicable law, the Executive may elect to receive such annual bonus in shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Corporation at the basis determined by the Compensation Committee in good faith.

(c) Subject to the approval of the Compensation Committee, the Executive will be granted an option (the “Option”) to purchase up to _____________ shares of the Corporation’s Common Stock at an exercise price equal to the closing price of the Corporation’s Common Stock on the date of grant, under the Corporation’s Equity Incentive Plan (the “Plan”). The Option will be subject to the terms and conditions of the Plan, as set forth in the Plan and the applicable Incentive Stock Option Agreement.

(d) The Corporation shall pay or reimburse the Executive for all reasonable out-of-pocket business expenses actually incurred or paid by the Executive in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time.

(e) The Corporation shall execute and deliver in favor of the Executive an indemnification agreement on the same terms and conditions entered into with the other officers and directors of the Corporation. Such agreement shall provide for the indemnification of the Executive for the Term of his employment and for a period of at least six (6) years thereafter. The Corporation shall maintain directors’ and officers’ insurance during the Term and for a period of at least six (6) years thereafter.

5. Termination.

(a) This Agreement and the Executive’s employment hereunder shall terminate upon the happening of any of the following events:

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(i) Termination by the Corporation for Cause, Upon Death or Disability. For purposes of this Agreement, “Cause” shall mean: (i) Executive’s grossly negligent or willful disregard of the lawful and reasonable directives of the Board clearly communicated to Executive and which remains uncured after thirty (30) days’ written notice from the Corporation notifying Executive of such gross negligence or willful misconduct in reasonable detail; (ii) Executive’s material breach of the terms of this Agreement which remains uncured after thirty (30) days’ written notice from the Corporation notifying Executive of such breach in reasonable detail (and if such breach is of a nature that it cannot reasonably be cured within thirty (30) days, as long as the cure is commenced and continuing within such thirty (30) day period, Executive shall have a reasonable period of time to cure such breach); (iii) engages in misconduct that cause material harm to the financial condition or reputation of the Corporation or any of its affiliates; or (iv) Executive pleads “guilty” or “no contest” to or is indicted for or convicted of a felony under federal or state law or as a crime under federal or state law which involves Executive’s fraud or dishonesty, for which such termination shall be immediate. The Corporation may terminate Executive’s employment for Cause immediately. The Corporation may terminate Executive immediately upon death or upon Disability (as defined herein) in accordance with the terms set forth in Section 5(a)(iii) below. In the event of a termination for Cause, upon Disability (as defined herein) or death, Executive shall be paid: (i) his then Base Salary accrued up to and including the date of termination, paid within thirty (30) days, (ii) unreimbursed business expenses, paid in accordance with this Agreement and the Corporation’s policies, and (iii) any accrued benefits under any Corporation benefit plan, paid pursuant to the terms of such benefit plan (collectively, the “Accrued Obligations”).

(ii) Termination by the Corporation other than for Cause or Resignation by the Executive. The Corporation may, or Executive for Good Reason (as hereinafter defined) may, terminate the Term at any time and for any reason upon sixty (60) days written notice. If the Corporation or the Executive terminates the Term pursuant to this Section, Executive shall be paid the Accrued Obligations, and the Severance Payment. For purposes hereof, the term “Severance Payment” shall mean $180,000, which is an amount equal to one year of “Base Salary” as a lump sum, paid within thirty (30) days from the date of termination, or in equal monthly installments for a period of twelve (12) consecutive months, immediately following the date of termination. For purposes hereof, the term “Good Reason” shall mean the termination of this Agreement by the Executive following (i) any involuntary reduction in the Base Salary, vacation or benefits opportunity; (ii) any involuntary material diminution in the responsibilities, authority or duties of the Executive, except in the event of a termination for Cause or due to death, Disability or resignation without Good Reason; (iii) any non-consensual required relocation of Executive’s principal place of employment beyond a fifteen (15) mile radius of Executive’s then principal place of employment (which, for purposes of clarification, is a material change in the geographic location of which the Executive must provide services); or (iv) a Substantial Breach if such Substantial Breach shall not have been cured by the Company within 15 days of receipt by the Board of written notice from the Employee of the occurrence of such Substantial Breach (as hereinafter defined), describing such Substantial Breach in reasonable detail and identifying such occurrence or circumstance as a Substantial Breach under this Agreement. For purposes hereof, the term “Substantial Breach” means any material breach by the Corporation of its obligations to compensate the Executive pursuant to the terms and conditions of this Agreement; provided, however, that Substantial Breach shall not include a termination of the Executive’s employment for Cause or due to death or Disability; and provided, further, that no Substantial Breach shall be deemed to exist at any time that a basis for termination for Cause exists.

(iii) Definition of Disability. For the purposes of this Agreement, “Disability” shall mean that Executive has become physically or mentally unable to perform his duties for the Corporation hereunder and such incapacity has continued for a total of ninety (90) consecutive days or for any one hundred eighty (180) days in a period of three hundred sixty-five (365) consecutive days.

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6. Intentionally Omitted.

7. Intentionally Omitted.

8. Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Corporation, including but not limited to, its products, formulae, patents, sources of supply, customer dealings, data, know-how, and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge, or make known to any person any information acquired by the Executive during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 8 shall survive the termination of the Executive’s employment hereunder. All references to the Corporation in Section 8 hereof shall include any subsidiary of the Corporation.

9. Intentionally Omitted.

10. Miscellaneous.

(a) The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique, and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 8 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) Neither the Executive nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Corporation, supersedes, as of the Effective Date, all prior understandings and agreements, whether oral or written, between the Executive and the Corporation with respect to such employment, and shall not be amended, modified, or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

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(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries, and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third (3rd) business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the Effective Date.

CORPORATION:

Carbon-Ion Energy, Inc.

/s/ Jack Brooks
By: Jack Brooks
Title: Chairman and President

EXECUTIVE:

/s/ Adrian H Jones
By: Adrian H Jones

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